Exhibit 99.1

Avatech Solutions Reports Preliminary Net Income for Fiscal 2008
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Company achieves record earnings per fully diluted share of $0.15 during fiscal 2008

BALTIMORE – September 26, 2008 – Avatech Solutions, Inc. (OTCBB: AVSO), the nationwide technology experts for design, engineering, and facilities management, today announced preliminary unaudited financial results for its fiscal fourth quarter and year ended June 30, 2008.

For the fourth quarter of fiscal 2008, Avatech expects to report total revenue of approximately $11.5 million, compared to $11.5 million in the fourth quarter of fiscal 2007. Preliminary net income increased to $741,000, or $0.03 per fully diluted share, compared to a net loss of $(873,000), or $(0.05) per fully diluted share, in the same period of the prior year. EBITDA as adjusted (as defined) increased to $807,000 in the fourth quarter of fiscal 2008, from a loss of $(607,000) in the prior year period.

For the full year ended June 30, 2008, Avatech expects to report revenues of approximately $49.6 million, compared to $50.5 million in the prior year. Preliminary net income is expected to increase to approximately $3,090,000, or $0.15 per fully diluted share, compared to a net loss of $(555,000), or $(0.04) per fully diluted share in fiscal 2007. EBITDA as adjusted increased to $4,678,000 in fiscal 2008, compared to $1,236,000 in fiscal 2007.

George Davis, President and Chief Executive Officer of Avatech Solutions, said, “Our strong preliminary net income and Adjusted EBITDA in fiscal 2008 indicate the successful execution of our business strategy and continued cash flow generation throughout the entire year. Over the last 12 months, we have focused intently on reducing costs and achieving consistent profitability, in the face of a weakening economic environment. As a direct result of these cost-saving initiatives, we have delivered record net income, increased our cash balance by 225% to approximately $5.5 million and increased shareholder equity by 38% to $13.2 million. Looking forward to 2009, we are concentrating on top line growth by expanding our go to market (sales) and implementation (engineering) teams with a continued focus on growing the services component of our business. Additionally, we will continue to expand our offerings through new initiatives, including expanding the marketing efforts for our new Manufacturing Consulting Division.”

These expected operating results are preliminary and subject to management and the Company’s auditors completing their quarterly closing review procedures.

The Company plans to release its financial results for the fiscal fourth quarter and year ended June 30, 2008 on September 29, 2008 and will host a conference call that day to discuss in detail the quarter’s results.

Note Regarding Use of Non-GAAP Financial Measure

This news release contains the non-GAAP measure EBITDA as adjusted. EBITDA as adjusted represents earnings (or losses) before interest, income taxes, depreciation and amortization, and stock-based compensation expense.

EBITDA as adjusted is used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry, as the calculation of EBITDA as adjusted eliminates the effect of financing, income taxes, stock-based compensation costs, the accounting effects of capital spending and certain other merger related expenses, which items may vary from different companies for reasons unrelated to overall operating performance.

Avatech believes this non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measure included in this press release has been reconciled to the GAAP results in the accompanying table.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO) is America’s leading professional services company for design and engineering technologies. Avatech advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News Record’s Top 100 companies work with Avatech to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world’s largest integrators of Autodesk software, Avatech designs systems that accelerate innovation while improving quality and profitability. For more information please visit www.avatech.com.

Forward-looking Statement
This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Avatech operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.

Company Contact	Investor Relations Contact
Jean Schaeffer Avatech Solutions, Inc. Phone +1 (410) 581-8080 Fax +1 (410) 753-1591 jean.schaeffer@avatech.com	Todd Fromer / Garth Russell KCSA Strategic Communications Phone +1 (212) 896-1215 / 1250 tfromer@kcsa.com / grussell@kcsa.com

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	AVATECH SOLUTIONS, INC.
	RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
	Three months ended		Year ended
	6/30/08	6/30/07	6/30/08	6/30/07
GAAP net income (loss)	$741,000	$(873,000)	$3,091,000	$(555,000)
Provision for (benefit from) income
taxes	(296,000)	27,000	493,000	227,000

Income (loss) before income taxes	445,000	(846,000)	3,584,000	(328,000)
Stock-based compensation	204,000	61,000	498,000	739,000
Interest income	(21,000)	(1,000)	(126,000)	(62,000)
Interest expense	9,000	5,000	29,000	198,000
Depreciation and amortization	170,000	174,000	693,000	689,000

EBITDA as adjusted	$807,000	$(607,000)	$4,678,000	$1,236,000

Note 1 – Management uses EBITDA as adjusted and Non-GAAP net income, non-GAAP measures, to evaluate the Company’s operating performance and compare the Company’s current results with those for prior periods, but cautions that they should not be considered as substitutes for disclosures made in accordance with GAAP.